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                                                                     EXHIBIT 5.1

May 2, 2003

AmeriGas Partners, L.P.
460 North Gulph Road
King of Prussia, PA 19406

         Re: AmeriGas Partners, L.P. Registration Statement on Form S-8 700,000 Common Units, representing limited partner interests

Ladies and Gentlemen:

         I am Vice President and General Counsel of AmeriGas Propane, Inc., a Pennsylvania corporation and the General Partner of AmeriGas Partners, L.P. (the "Partnership"). In such capacity I am furnishing this opinion in connection with the Partnership's registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 700,000 Common Units (the "Units") representing limited partner interests of the Partnership. The Units are issuable pursuant to the AmeriGas Propane, Inc. 2000 Long-Term Incentive Plan on behalf of the Partnership and the AmeriGas Propane, Inc. Discretionary Long-Term Incentive Plan for Non-Executive Key Employees (together the "Plans").

         In connection with this opinion, I have examined the Partnership's Amended and Restated Agreement of Limited Partnership, the Plans, the executed Registration Statement and such other documents, records, statutes and decisions as I have deemed relevant to enable me to give this opinion.

         Based upon the foregoing, I am of the opinion that the Units, when issued by the Partnership pursuant to the provisions of the Plans, will be legally issued, fully paid and non-assessable Units of the Partnership.

         I consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to me in the Registration Statement.

                                              Very truly yours,

                                              Brendan P. Bovaird
                                              Vice President and General Counsel